Exhibit 99.1
                                 BARNES & NOBLE
                                  BOOKSELLERS

FOR IMMEDIATE RELEASE

         Media Contact:              Investor Contacts:
         -------------               -----------------
         Mary Ellen Keating          Joseph J. Lombardi
         Senior Vice President       Chief Financial Officer
         Corporate Communications    Barnes & Noble, Inc.
         Barnes & Noble, Inc.        (212) 633-3215
         (212) 633-3323

                                        AND

                                     Larry Zilavy
                                     Executive Vice President
                                     Corporate Finance & Strategic Planning
                                     Barnes & Noble, Inc.
                                     (212) 633-3336

                        BARNES & NOBLE PROPOSES TO TAKE
                           BARNES & NOBLE.COM PRIVATE

New York, NY (November 7, 2003)-Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller, today announced that it has proposed to take Barnes & Noble.com (NASDAQ: BNBN) (www.bn.com) private through a merger. In the merger, all shareholders of Barnes & Noble.com (other than B&N.com Holding Corp., a subsidiary of Barnes & Noble) would receive $2.50 in cash for each share of Barnes & Noble.com that they own. At this price, Barnes & Noble estimates that it would be paying in excess of the approximate net after-tax price per share that it paid to Bertelsmann AG in a combination of cash and notes on September 15, 2003 for a 37 percent interest in Barnes & Noble.com. The aggregate consideration for the outstanding Barnes & Noble.com shares (including shares outstanding following exercise of "in-the-money" options) would be approximately $115 million. As a result of the merger, Barnes & Noble.com would become a wholly owned subsidiary of Barnes & Noble.

Barnes & Noble does not expect the transaction to have any dilutive effect on earnings per share for the current fiscal year and anticipates that any dilutive effect on earnings per share in the next fiscal year will not be material.

ABOUT THE MERGER

Consummation of the proposed merger would be subject to the (i) approval of the Special Committee of the Board of Directors of Barnes & Noble.com, (ii) execution and delivery of a definitive merger agreement and such other documentation (including regulatory filings) as may be required or appropriate and (iii) receipt of all necessary third party consents, if any. Upon completion of the proposed merger, Barnes & Noble would seek to cause the shares of Barnes & Noble.com to be delisted from trading on the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended.

NOTICE FOR BARNES & NOBLE.COM SECURITY HOLDERS

Barnes & Noble.com security holders and other interested parties are urged to read Barnes & Noble's relevant documents filed with the SEC when they become available because they will contain important information. Barnes & Noble.com security holders will be able to receive such documents free of charge at the SEC's website, www.sec.gov, and such documents will be delivered without charge to all shareholders of Barnes & Noble.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS) is the world's largest bookseller, operating 634 Barnes & Noble bookstores in 49 states. It also operates 234 B. Dalton Bookseller stores, primarily in regional shopping malls. The company offers titles from more than 50,000 publisher imprints, including thousands of small, independent publishers and university presses.

Barnes & Noble also has approximately a 63% interest in GameStop (NYSE: GME), the nation's largest video-game and entertainment-software specialty retailer with 1,393 stores.

General financial information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site: http://www.barnesandnobleinc.com/financials.

SAFE HARBOR

This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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